Exhibit 99.1

Press Release dated January 28, 2011 with respect to financial results.

GREAT NORTHERN IRON ORE PROPERTIES

W-1290 First National Bank Building

332 Minnesota Street

Saint Paul, MN  55101-1361

(651) 224-2385

FAX (651) 224-2387

www.gniop.com

GNI

(CUSIP NO. 391064102)

FACSIMILE TRANSMISSION FACE SHEET:

Date:  January 28, 2011

Number of Pages (including this face sheet):    1

Message:

FOR IMMEDIATE RELEASE

The Trustees of Great Northern Iron Ore Properties (GNI) report the following financial information:

Fourth Quarter ended December 31:
	2010	2009
Revenues	$6,339,320	$3,853,621
Net Income	5,460,613	2,951,052
Basic & Diluted Earnings per Share	3.64	1.97

Year ended December 31:
	2010	2009
Revenues	$20,865,806	$14,826,943
Net Income	17,468,842	11,448,504
Basic & Diluted Earnings per Share	11.65	7.63

GNI, St. Paul, Minnesota, owns mineral and nonmineral lands on the Mesabi Iron Range of Minnesota.  Income is mainly derived from royalties on iron ore minerals (principally taconite) mined from these properties which are under lease to major steel producers. As previously reported, the Trust of Great Northern Iron Ore Properties will terminate on April 6, 2015, pursuant to the terms of its original 1906 Trust Agreement.  The certificate holders (shareholders) at the end of the Trust will receive a final distribution after its wind-down and final accounting, which distribution will essentially represent the net monies remaining at that time.  Upon Trust termination, the shares will be cancelled and, after the final distribution to the certificate holders, all properties will be conveyed to the reversioner.  More information on the termination of the Trust is available on the Trust’s Web site at www.gniop.com or within the Trust’s Annual Report, which is also available on the Trust’s Web site or may be requested by calling the Trust office at the telephone number listed above.

/s/ Joseph S. Micallef

President of the Trustees

  and Chief Executive Officer